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                                                                     EXHIBIT 4.3

                                 AMENDMENT NO. 2
                            TO THE DWYER GROUP, INC.
                             1997 STOCK OPTION PLAN


         Pursuant to Section 17 of The Dwyer Group, Inc. 1997 Stock Option Plan (the "Plan"), Section 5 of the Plan is hereby amended in its entirety to read as follows:
                  5. SHARES SUBJECT TO PLAN. Options may not be granted pursuant to the terms of the Plan for more than 990,000 shares of Common Stock of the Company (including any and all options outstanding under the Company's 1986 Option Plan), but this number shall be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 25th day of June, 2002.

                                    THE DWYER GROUP, INC.



                                    By: /s/ Thomas J. Buckley
                                       ---------------------------------------
                                         Thomas J. Buckley, Vice President and
                                         Chief Financial Officer